Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of Eli Lilly and Company:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Eli Lilly and Company for the registration of $2,000,000,000 of debt securities and to the incorporation by reference therein of our report dated January 30, 2003, with respect to the consolidated financial statements and schedules of Eli Lilly and Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

June 19, 2003